EXHIBIT 99.1

[GRAPHIC APPEARS HERE]

Contact:	Alexion Pharmaceuticals, Inc. Vikas Sinha Sr. VP & CFO 203-272-2596	Makovsky & Company David Patti (Media) 212-508-9623	Rx Communications Rhonda Chiger (Investors) 917-322-2569

Alexion Pharmaceuticals Reports First Quarter 2007 Results

Quarter Highlighted by FDA Approval of SolirisTM for All Patients with PNH

Cheshire, Conn., May 1, 2007 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the first quarter ended March 31, 2007.

For the first quarter, Alexion (the “Company” or “Alexion”) reported revenues of $6.3 million compared to revenues of $0.8 million for the same period last year. During January 2007, the Company initiated sales through a named-patient program in Europe, which allows for the sale and distribution of Soliris™ (eculizumab) prior to marketing approval for the treatment of an individual patient based upon physician request. Net sales recognized under the named-patient program were $1.0 million for the three months ended March 31, 2007. The remaining revenue consisted of the recognition of the remaining milestone payment related to the Company’s collaboration agreement with Procter & Gamble Pharmaceuticals. As previously announced, the agreement to develop and commercialize pexelizumab was terminated in the first quarter.

Total reported expenses for the first quarter were $41.1 million, compared to $29.4 million for the same period last year. Cost of product revenues for the three months ended March 31, 2007 consisted entirely of estimated royalty costs related to the sale of Soliris. Product sold during the three months ended March 31, 2007 was previously expensed, and therefore was not included in the cost of product revenues during this period. Operating expenses for the three months reported include $5.0 million of share-based compensation expense compared to $3.2 million in the same period last year. Research and development expenses for the first quarter ended March 31, 2007 were $21.2 million compared to $21.2 million for the same period last year. General and administrative expenses were $19.8 million, for the three months ended March 31, 2007, compared to $8.1 million for the same period last year. The increase in operating expense and general and administrative expenses for the first three months of 2007 is primarily related to the build-up of commercial operations to support the launch of Soliris in the United States and Europe.

The Company posted investment income for the three months ended March 31, 2007 of $2.8 million compared to $2.0 million for the same period last year, reflecting higher market interest rates. Interest expense was $0.7 million for both three month periods ended March 31, 2007 and 2006, respectively.

The Company incurred a net loss for the quarter ended March 31, 2007 of $32.7 million, or $0.92 basic and diluted net loss per common share, compared to a net loss of $27.2 million, or $0.88 basic and diluted net loss per common share, for the same period during 2006. The Company incurred a non-GAAP net loss for the quarter ended March 31, 2007 of $27.7 million, or $0.78 per common share, versus a non-GAAP net loss of $24.1 million, or $0.78 per common share, for the same period during 2006.

In connection with the purchase and upgrade of its manufacturing facility in Rhode Island, the Company capitalized renovation and upgrade costs of $14.1 million during the quarter ended March 31, 2007. Cumulative capitalized expenses related to the facility totaled $42.9 million as of March 31, 2007.

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As of March 31, 2007, the Company had $205.9 million in cash, cash equivalents, and marketable securities compared to $250.1 million at December 31, 2006. The decrease is attributable to build-up of commercial operations and ongoing completion of the manufacturing facility. As of March 31, 2007, $22.2 million of cash was restricted and designated for completion of the manufacturing facility in Rhode Island.

Non-GAAP Financial Information—Non-GAAP financial information is utilized by the Company’s management to provide a useful measure of comparative operating performance of the Company. Non-GAAP financial information excludes the effect of share-based compensation expense. Reconciliation between non-GAAP financial measures and GAAP financial measures is included in the table accompanying this press release following the unaudited Selected Financial Data.

Regulatory and Clinical Update – Soliris

On March 16th, 2007, the Company received marketing approval from the U.S. Food and Drug Administration (“FDA”) for Soliris. Soliris is the first therapy ever approved for paroxysmal nocturnal hemoglobinuria (“PNH”), a rare, disabling and life-threatening blood disorder. Soliris is indicated for the treatment of patients with PNH to reduce hemolysis. The Soliris label reflects the strong, compelling evidence of the clinical benefits of Soliris therapy as demonstrated in three multi-national clinical studies. Importantly, each of these studies (TRIUMPH, SHEPHERD and E05-001) is specifically cited in the approved Soliris label. The label indicates that all PNH patients are eligible for Soliris treatment. The broad indication will assist the Company in communicating the product’s value to the medical community and payors.

The Company submitted a Market Authorization Application (“MAA”) to the European Medicines Agency (“EMEA”) for Soliris for the treatment of PNH on September 26, 2006. On April 26, 2007, the Committee for Human Medicinal Products (“CHMP”) of the EMEA adopted a positive opinion recommending marketing authorization for Soliris for the treatment of patients with PNH. The CHMP’s positive recommendation will be reviewed by the European Commission, which has authority to approve medicines for the European Union. Alexion anticipates a final decision from the Commission in two to three months from the CHMP opinion, and authorization of the proposed labeling would make all PNH patients in the EU member states, as well as other European countries eligible for treatment with Soliris. The Company is committed to working with regulatory and pricing authorities in each of these countries to bring Soliris to the European market as soon as possible. Soliris is now available in France on a named-patient basis for patients with PNH.

“Based on strong scientific evidence and robust clinical data, regulatory authorities in both the U.S. and Europe have completed accelerated reviews of Soliris and issued favorable decisions,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “It is extremely gratifying to have Soliris commercially available in the U.S. and we are particularly pleased with the broad label we received. We are similarly pleased by the positive opinion adopted by the CHMP to recommend approval of Soliris in Europe for the treatment of patients with PNH. Globally, we are focused on ensuring that every patient who can benefit from Soliris will have access to Soliris.”

Additionally, the Company has submitted an application for marketing authorization in Australia for Soliris for the treatment of patients with PNH. Orphan Drug Designation has also been granted to Soliris in Australia,which provides certain regulatory and filing fee advantages.

Soliris Product Launch

The U.S. commercial launch of Soliris is underway and the first Soliris vials were shipped within a week of commercial launch. The Company has initiated multiple programs to help achieve its objective that every patient who can benefit from Soliris will have access to Soliris. For example, the same day the FDA approved Soliris, the Company introduced Soliris OneSourceTM, a personalized treatment support service for patients with PNH and their healthcare providers. Each patient enrolled in the program receives support from an Alexion case manager at OneSourceTM. Alexion case managers are registered nurses and provide education about PNH and Soliris and facilitate solutions to help patients obtain Soliris.

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“With the approval of Soliris in the U.S., we have officially transitioned into a commercial organization. The U.S. launch of Soliris is well underway and our team in the field has made significant strides in reaching out to physicians, patients, and the PNH community at large to both provide new patients access to Soliris therapy and to transition clinical trial patients,” said David Keiser, President and Chief Operating Officer of Alexion.

Financial Guidance

For 2007, earlier guidance of GAAP-based total operating expenses for the year ending December 31, 2007 in the range of $160 to $180 million remains unchanged. Excluding the expense of employee stock options and other share-based compensation expense, the projected non-GAAP total operating expenses for 2007 continue to be expected in the range of $140 to $160 million.

The financial results and the amount of net loss that is likely in 2007 will vary depending upon many factors, including the ramp-up of Soliris product sales, acceptance of Soliris in the medical community, the extent and speed with which the Company receives marketing approval for Soliris in Europe, pricing of Soliris in Europe and reimbursements from third-party insurers, government agencies and other third party payors.

Conference Call/Web cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for today, May 1st at 9:00 a.m., Eastern Time. To participate in this call, dial 913-981-5533, confirmation code 2484367, shortly before 9:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 12:00 p.m, Eastern Time. The replay number is 719-457-0820, confirmation code 2484367. The audio webcast can be accessed at: www.alexionpharm.com.

About Alexion

Alexion Pharmaceuticals, Inc. is a biotechnology company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. The Company is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders. In March 2007, the FDA granted marketing approval for the Company’s first product, Soliris for PNH and the Company began commercial sale of Soliris in the U.S. during April 2007. In September 2006, the Company filed an MAA with the EMEA for Soliris for the treatment of PNH patients, the MAA was granted accelerated assessment by the EMEA, and in April 2007 the CHMP adopted a positive opinion recommending marketing authorization for Soliris for the treatment of patients with PNH. The Company is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is actively pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: http://www.alexionpharm.com.

This news release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2007, potential benefits and commercial potential for Soliris, patient access to Soliris, the progress of Soliris towards commercial sales, timing for, and potential regulatory decisions with respect to, the marketing applications for Soliris in Europe, progress in developing commercial infrastructure and assembling a commercial team in the Untied States and Europe, and interest and excitement about Soliris in the physician community. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including for example, timing and evaluation by regulatory agencies of the results of clinical trials, requests by regulatory authorities for additional information or data after their review of our submissions, the need for additional research and testing, decision of regulatory authorities not to approve (or to materially limit) marketing of Soliris in Europe, delays in arranging satisfactory manufacturing capability and establishing commercial infrastructure, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of clinical trials are not predictive of safety and efficacy results of Soliris in broader patient populations, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, the risk that third party payors will not reimburse for the use of Soliris at acceptable rates or at all, the risk that Soliris will not generate interest among physicians, the risk that estimates regarding the number of PNH patients are inaccurate, the impact of any business development activities on currently anticipated 2007 financial results, the risk that pending litigation may be resolved adversely, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not

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limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the period ended December 31, 2006 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

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ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

Consolidated Statements of Operations Data:

	Three Months Ended March 31
	2007	2006
Revenues	$6,317	$768

Cost and expenses:
Cost of Product Revenue	85	—
Research and development	21,219	21,214
General and administrative	19,838	8,146

Total cost and expenses	41,142	29,360

Operating loss	(34,825)	(28,592)

Other income (expense):
Investment income	2,769	1,963
Interest expense	(700)	(688)
Other expense	(27)	—

Total other income (expense)	2,042	1,275

State tax benefit	90	90

Net Loss	$(32,693)	$(27,227)

Basic and diluted net loss per common share	$(0.92)	$(0.88)

Shares used in computing net loss per common share	35,361	30,991

Consolidated Balance Sheet Data:
	As of
	March 31, 2007	December 31, 2006
Cash, cash equivalents, and marketable securities	$205,935	$250,148
Total assets	307,737	333,537
Total stockholders’ equity	108,939	124,677

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The following table represents a reconciliation of GAAP to non-GAAP financial information related to share-based compensation for the three months ended March 31, 2007 and 2006:

	Reported Amounts	Share-Based Compensation Adjustment	Excluding Share-Based Compensation
Three Months Ended March 31, 2007
Research and development	$21,219	$(2,385)	$18,834
General and administrative	$19,838	$(2,596)	17,242
Costs and expenses	$41,142	(4,981)	36,161
Operating loss	$(34,825)	4,981	(29,844)
Net loss	$(32,693)	4,981	(27,712)

Basic and diluted net loss per share	$(0.92)	$0.14	$(0.78)

Three Months Ended March 31, 2006
Research and development	$21,214	$(1,880)	$19,334
General and administrative	$8,146	(1,286)	6,860
Costs and expenses	$29,360	(3,166)	26,194
Operating loss	$(28,592)	3,166	(25,426)
Net loss	$(27,227)	3,166	(24,061)

Basic and diluted net loss per share	$(0.88)	$0.10	$(0.78)

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